ENTREE DRILLS ZONE III AT LOOKOUT HILL

Vancouver, B.C., Thursday, May 5, 2005 - Entrée Gold Inc. (TSX-V: ETG – “Entrée” or the “Company”) has commenced drilling at the Zone III epithermal gold target, on its 100% owned Lookout Hill Property. Zone III lies approximately 10 km west of the Copper Flats area of Lookout Hill that is presently being explored jointly by Entrée and Ivanhoe Mines Ltd. (NYSE: IVN; TSX: IVN– “Ivanhoe”). The drilling at Zone III is part of an estimated US$3 million exploration program that Entrée will be undertaking in 2005 on the approximately 140,000 hectares of Lookout Hill that are outside its agreement with Ivanhoe.

ZONE III

Zone III is defined by a more than two km long induced polarization (“IP”) chargeability anomaly, the northern end of which hosts high-grade gold mineralisation exposed at surface and in trenches. This trenched area was tested by six diamond drill holes in 2004. The drilling intersected a gold system hosting narrow quartz veins with values to 4.97 grams per tonne (“g/t”) over 1.27 m and broader zones of disseminated mineralisation that returned up to 0.56 g/t gold over 16 m (see Entrée news release dated September 3, 2004). The current drill program will target the favourable rhyolite-andesite contact, which is interpreted to lie deeper in the system than was previously tested. Other areas along the length of the IP anomaly will also be tested.

ZONE I

Zone I, located approximately five km east of Zone III, will be the second area tested by diamond drilling. This area hosts a northerly trending, three km by one km zone of advanced argillic alteration. A strong chargeability anomaly follows the east contact of this alteration zone and then, towards the south end, crosses to west side. This IP anomaly is currently 4 km long from north to south, but remains open along strike. The east side contains anomalous gold in rocks (to 1.2 g/t in selected samples along the contact) and quartz stockwork zones. Shallow drilling near the centre of this alteration area in 2004 encountered semi-massive to massive (5% to 20%) pyrite, over intervals up to 30 m thick in hole EG04-010. Other holes (EG04-011 and EG04-012) intersected narrower pyrite intervals which returned values to 0.11% copper over 1.0 m, within 2 m averaging 0.079% copper and a 1.9 m wide interval returning 0.19% copper, with a high of 0.22% copper over 0.9 m. Drilling along Zone I in 2005 will target deeper, strong chargeability anomalies identified by the current Quantec Titan deep-probing system.

BAYAN-OVOO

Geophysical surveys consisting of deep-probing IP and magnetometer surveys using the Quantec Titan system are nearing completion at the Bayan-Ovoo copper showing, located approximately 45 km to the west of Zone III. Bayan-Ovoo is a six km by three km area of extensive zones of silica-argillic alteration and copper oxides in volcanics (see Entrée news release dated November 11, 2004).  Shallow IP surveys in 2004 identified a four km long, east-northeast trending chargeability anomaly coincident with the alteration zones and associated soil anomalies. Drill targets will be selected based upon the results of the Quantec surveys and previously collected data.

A total of 7,500 m of drilling has been budgeted for Zones I, III and Bayan-Ovoo. The exact allocation of drilling in each area will be determined on an ongoing basis, based upon exploration results.

ULZIIT UUL

Deep-probing IP surveys are about to begin at the Company’s Ulziit Uul property, located approximately 120 km north of Lookout Hill. Ulziit Uul comprises approximately 6,900 hectares and lies immediately east of and along strike from Ivanhoe’s Kharmagtai porphyry copper-gold system. Approximately US$900,000 has been budgeted for exploration at Ulziit Uul, which will include up to 2,500 m of drilling. Drilling will commence after completion of drilling at Lookout Hill and upon a full evaluation of results from geophysical and ongoing geochemical and geological surveys.

QUALITY CONTROL AND ASSURANCE

Exploration in Mongolia is under the supervision of Robert Cann, P.Geo., Entrée’s Exploration Manager and a “qualified person” as defined by National Instrument 43-101. Mr. Cann is responsible for the preparation of technical information in the Company’s news releases. All rock samples are prepared and analyzed by SGS Mongolia LLC of Ulaanbaatar, Mongolia. Randomly selected pulps and all soil samples are submitted to Acme Analytical Laboratories Ltd. of Vancouver, British Columbia for check assaying and analytical work.

ABOUT ENTRÉE GOLD INC.

Entrée Gold Inc. (www.entreegold.com) is an exploration stage junior resource company engaged in the exploration of gold and copper prospects. The Company is a large landholder in Mongolia’s south Gobi Desert, near the Chinese border. Entrée maintains 100% royalty-free interest in the 179,590 hectare Lookout Hill (Shivee Tolgoi) property which completely surrounds Ivanhoe Mines Ltd.’s (Ivanhoe’s) 8,500 hectare Turquoise Hill (Oyu Tolgoi) holdings. Ivanhoe has an earn-in agreement with Entrée whereby Ivanhoe can earn up to an 80% interest in a project area covering approximately 22% (approximately 40,000 hectares) of Entrée’s Lookout Hill property by spending US$35 million on the project and financing Entrée’s subsequent share of project expenditures. The Company is a Tier 1 listed company that trades on the TSX Venture Exchange under the symbol “ETG”.

FURTHER INFORMATION

Primoris Group

Tel: 866-368-7330

Email: ETG@primorisgroup.com

or

Entrée Gold Inc.

Mona Forster, Business Manager

Tel: 604-687-4777

Website: www.entreegold.com

The TSX Venture Exchange does not accept responsibility for the adequacy or accuracy of this release.

This news release contains forward-looking statements. Forward-looking statements are statements which relate to future events. In some cases, you can identify forward-looking statements by terminology such as “may”, “should”, “expects”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential” or “continue” or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Forward-looking statements in this news release include those concerning the Company’s belief that the results that may be obtained by the current exploration programs being carried out in the Lookout Hill Property by the Company will continue to be encouraging.

While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein. Except as required by applicable law, including the securities laws of the United States, the Company does not intend to update any of the forward-looking statements to conform these statements to actual results. Readers are referred to the sections entitled “Risk Factors” in the Company’s periodic filings with the British Columbia Securities Commission, which can be viewed at www.SEDAR.com, and with the United States Securities and Exchange Commission, which can be viewed at www.SEC.gov.